UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 5, 2006

CENTERSTAGING CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	021-80703 (Commission File Number)	45-0476087 (I.R.S. Employer Identification No.)

3407 Winona Avenue Burbank, CA 91504 (Address of Principal Executive Offices) (818) 559-4333 (Registrant’s Telephone Number)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.  Entry into a Material Definitive Agreement

On September 1, 2006, CenterStaging Corp. (the “Company”) entered into an employment agreement with Paul Schmidman (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Schmidman will receive a base salary at the annualized rate of $300,000 per year through June 30, 2007, which will increase by not less than 10% each year. The Employment Agreement provides that Mr. Schmidman will receive a $25,000 signing bonus on October 1, 2006 and will be eligible for a performance bonus of up to 60% of base salary each year.

The Company may terminate Mr. Schmidman’s employment at any time with or without cause. If the Company terminates Mr. Schmidman’s employment without cause, Mr. Schmidman will be entitled to receive salary, bonus and other benefits until the earlier to occur of his death or three years from the date of termination of employment. If there is a change of control of the Company and Mr. Schmidman does not elect to continue his employment, he will be entitled to a lump sum payment equal to: (a) the greater of (i) his annual base salary at the rate in effect as of the date of change of control; or (ii) the amount of salary and minimum annual bonuses that he would have received from the date of the change of control to June 30, 2009; plus (b) three times his prior year’s bonus (assuming maximum bonus if termination is in the first year of employment). He will also receive the health and insurance benefits that were available to him under the Employment Agreement until one year following the change of control or June 30, 2009, whichever is later. Unless terminated sooner, Mr. Schmidman’s employment will terminate on June 30, 2009.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, attached hereto as Exhibit 10.1.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Paul Schmidman, 51, became the Company’s Executive Vice President and Chief Operating Officer on July 3, 2006. Mr. Schmidman’s appointment was publicly announced by a press release issued on September 5, 2006, a copy of which is attached hereto as Exhibit 99.1.

Mr. Schmidman has over 25 years of experience working in senior management and senior executive positions in the media and entertainment industries. Prior to joining the Company, Mr. Schmidman was a Senior Vice President for AOL LLC from 2003 to 2006, where his responsibilities included the development and execution of short- and long-term strategies for AOL in the entertainment industry, including business acquisitions and joint ventures. From 1999 to 2003, he was President and Chief Executive Officer of XTIVIA (formerly Xceed), which was engaged in e-commerce, online design and consultancy focused on lifestyle and entertainment.

There are no family relationships between Mr. Schmidman and any of the existing directors or executive officers of the Company.

For further details regarding Mr. Schmidman’s Employment Agreement, see the description in Item 1.01, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are included as part of this report, and incorporated herein by reference in their entirety.

10.1	Employment Agreement by and between Paul Schmidman and the Company, dated as of September 1, 2006

99.1	Press release issued September 5, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 5, 2006	CENTERSTAGING CORP.
By: /s/ Roger Paglia Roger Paglia Chief Executive Officer